                                                                    Exhibit 99.1




               EPICEDGE ON PLAN TO REGAIN COMPLIANCE WITH THE AMEX

Austin, TX - August 6, 2002 - EpicEdge, Inc. (Amex: EDG), a leading information technology consulting firm, today announced that the American Stock Exchange has accepted the Company's plan for regaining compliance with Amex's continued listing standards and granted EpicEdge an extension of time in which to do so.

On May 28, 2002 the Company received notice from AMEX indicating that EpicEdge was below the Exchange's continued listing standard set forth in Section 1003(a)(i) of the AMEX COMPANY GUIDE due to 1) losses in two of the three most recent fiscal years, 2) shareholders' equity below $2 million, and 3) failure to hold the Company's annual meeting in fiscal year 2001.

The plan, which was submitted to the American Stock Exchange on June 26, 2002, provides specific milestones for regaining compliance. EpicEdge achieved one of the continued listing standards by holding its Annual Meeting for fiscal year 2002 on July 12 in Austin, TX. The Company will need to achieve other milestones to include conversion of debt, additional funding, and an improvement of operational results.

EpicEdge will be subject to periodic review by Amex staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.


ABOUT EPICEDGE
EpicEdge, Inc. is a leading information technology consulting firm, primarily focused on serving state and local government agencies, commercial and utility market customers. We help our clients to meet their business goals through implementation and support of client/server and Internet-enabled enterprise resource planning software packages, custom Web application development, and strategic consulting. We deliver successful IT project-based services by combining the elements of market-leading products, third-party products such as PeopleSoft, highly skilled technical personnel, and proven project methodologies. Our focused and comprehensive approach to technology is driven by our client's business needs, and helps clients maximize return on their software investment and lower their total cost of ownership.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Future events may involve risks and uncertainties, including, but not limited to, the Company's ability to achieve the milestones in the compliance plan and other risks detailed from time to time in the "Risk Factors" and "Investment Considerations" sections and elsewhere in our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

                                      # # #
Company Contacts:

Bob Jensen                          Jean Albert
Investor Relations                  Public Relations
bjensen@epicedge.com                jalbert@epicedge.com
512-261-3346                        212-894-2923